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                                                      Investors:
                                                      Carl E. Kraus
                                                      610.825.7100

                                                      Media:
For Immediate Release                                 Mitchell Brown
December 31, 2003                                     610.818.6563

                KRAMONT REALTY TRUST CALLS FOR REDEMPTION OF ITS
                 SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES

      Plymouth Meeting, Penn. December 31, 2003 -- Kramont Realty Trust (NYSE:KRT) announced today that it has called for redemption all of its outstanding 9.5% Series D Cumulative Redeemable Preferred Shares (NYSE:KRTPrD; CUSIP 50075Q305) on January 30, 2004, the redemption date.

      Each Series D preferred share will be redeemed for $25 plus $0.066 in accrued and unpaid distributions per share through the redemption date, resulting in an aggregate redemption price of $25.066 per share. American Stock Transfer and Trust Company, located at 59 Maiden Lane, New York, New York 10038, will serve as the redemption agent. The source of funding for the redemption is the recently announced issuance of 8.25% Series E Cumulative Redeemable Preferred Shares.

      On the redemption date, in accordance with the Trust's organizational documents, Kramont will also pay $0.0677 accrued and unpaid distributions per share, for the period from January 20, 2004 through the redemption date, to holders of its outstanding 9.75% Series B-1 Cumulative Convertible Preferred Shares (NYSE: KRTPr; CUSIP 50075Q206) on December 31, 2003. Previously announced distributions payable January 20, 2004 to holders of the Trust's Series D Preferred Shares, Series B-1 Preferred Shares and common shares of beneficial interest will not be affected.

      In connection with the redemption of the Series D preferred shares, the Trust's first quarter 2004 results will reflect a non-recurring reduction in Net Income Attributable to Common Shareholders of approximately $17.7 million or $0.69 per common share. This reduction will be taken in accordance with the July 31, 2003 Securities and Exchange Commission interpretation of FASB-EITF Topic D-42 ("The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock"). Under this interpretation, the difference between the carrying amount of the shares and the redemption price must be recorded as a reduction in Net Income Attributable to Common Shareholders and, therefore, will impact Earnings Per Share and Funds From Operations per share.
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      Kramont Realty Trust is a self-administered, self-managed equity real estate investment trust specializing in neighborhood and community shopping center acquisitions, leasing, development and management. The company owns, operates, and manages 93 properties encompassing approximately 12.1 million square feet of leasable space in 15 states. Nearly 80 percent of Kramont's centers are grocery, drug or value retail anchored. For more information, please visit www.kramont.com.

      Certain statements contained in this press release that are not related to historical results, are forward-looking statements, such as anticipated liquidity and capital resources, closing of financing commitments and anticipated occupancy dates for new tenants. The matters referred to in forward-looking statements are based on assumptions and expectations of future events which may not prove to be accurate and which could be affected by the risks and uncertainties involved in the Company's business many of which cannot be predicted with accuracy and some of which might not even be anticipated. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results may differ materially from those projected and implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, the burden of the Company's substantial debt obligations; the risk that the Company may not be able to refinance its debt obligations on reasonable terms, if at all; the highly competitive nature of the real estate leasing market; adverse changes in the real estate markets including, among other things, competition with other companies; general economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants and lease rents; financial condition and bankruptcy of tenants, including termination of leases by bankrupt tenants; the availability and terms of debt and equity financing; risks of real estate acquisition, expansion and renovation; construction and lease-up delays; the level and volatility of interest rates; governmental actions and initiatives; environmental/safety requirements; as well as certain other risks described in the Company's Form 10-K. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by cautionary statements in this paragraph and elsewhere described in the Company's Form 10-K and in other reports we filed with Securities and Exchange Commission.

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